EXHIBIT 10(g)

                                December 20, 2002




Mr. Robert A, Lutz



Dear Bob:

I am extremely pleased that you have agreed to remain for one year beyond our previous agreement through year-end 2005. Our intent would be that after that date your compensation and benefits would be under the continual review of the Executive Compensation Committee (ECC).

Your base salary, and other components of incentive pay and benefits will be reviewed periodically by the ECC of the Board of Directors and, based on that review, may be adjusted. We will extend your bonus guarantee for one additional year so that in no case will your bonus for calendar year 2004 be less than $500,000.

Your participation in all compensation and benefits plans will be controlled by the terms of those plans. Whenever we mutually agree that you would retire from General Motors, we will work with you on a mutually satisfactory severance arrangement as appropriate.

Please indicate your acceptance of the extended employment agreement by signing below. Also, reflecting the extension of the employment term, you should achieve a stock ownership level of at least four times your base salary.

I look forward to our continuing relationship.

                                   Sincerely,


                         (Signed by G. R. Wagoner, Jr.)



AGREED AND ACCEPTED BY:


/s/ Robert A. Lutz                  12-20-02
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Robert A. Lutz                      Date











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